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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE                                Contact:
---------------------                                Samuel Cypert
                                                     313-792-6646



                       MASCO CORPORATION NAMES ALAN BARRY
                      PRESIDENT AND CHIEF OPERATING OFFICER


         Taylor, MI (April 8, 2003) - Masco Corporation (NYSE: MAS) today announced the appointment of Alan Barry as President and Chief Operating Officer. Alan succeeds former President and Chief Operating Officer Ray Kennedy who passed away unexpectedly earlier this year.

         Alan Barry joined Brass Craft Manufacturing Company in 1972 as Controller, became President of that Masco division in 1988 and a Group President of Masco Corporation in 1996. He has broad business experience including finance, manufacturing, customer development, acquisitions and general operating management.

         Throughout his career, Mr. Barry developed important relationships with customers in the wholesale, homebuilder and retail channels. He has been instrumental in creating and managing Masco Contractor Services, the industry's largest organization for the installation of insulation and other products for new home construction. Currently, Masco Contractor Services, with revenues of over $2.0 billion, employs 13,000 people, and installs products in homes throughout the United States. He has spearheaded the acquisition and internal development of the companies assembled to create this extensive capability. In addition, he currently has operating responsibility for other Masco manufacturing divisions with revenues approaching $1.0 billion.

         "We are fortunate to have someone at Masco assume the presidency who is well known and respected both within the company and throughout our industry," commented Masco Chairman and CEO Richard Manoogian. "While we were saddened by the loss of Ray Kennedy, having someone of Alan Barry's talent to replace him will ensure a smooth transition and allow us to continue to build on our tradition of excellence. The management team and I look forward to working with Alan to achieve even greater success for our company in the future."

         Mr. Barry currently serves on the boards of directors of the H. W. Kaufman Financial Group and Arch Aluminum & Glass Co., Inc. He also served as an Executive Board member of the Plumbing Manufacturing Institute from 1985 through 2000, and as Chairman of the Institute in 1994. In addition, he served on the Executive Board of the Associate Member Division of The American Supply Association during 1995 and 1996. He and his wife, Karen, reside in Commerce Township, Michigan.

         Headquartered in Taylor, Mich., Masco Corporation is one of the world's largest manufacturers of brand-name consumer products for the home and family. Masco Corporation is also a leading provider of services that include the installation of insulation and other building products.